PRESS RELEASE -- WEDNESDAY 12 MARCH 1997


NOTTINGHAM, ENGLAND, Diamond Cable Communications Plc announces that Gary Davis, Managing Director of Diamond Cable Communications Plc, has decided to retire from the day to day operations of the Company. Mr. Davis co-founded Diamond in 1989 and has served as its Managing Director since inception. Mr. Davis will remain available to Diamond as a senior advisor and coordinator of various special projects.


Mr. Davis has spent eight years in the U.K. and has decided to return to the U.S. to spend more time with his family and, in particular, his ageing mother. Under his leadership the Company has cultivated a strong team of senior managers.


Mr. Davis said "Now is the perfect time for me to move back to the U.S. since Diamond's senior managers have grown enthusiastically into their respective positions as underscored by the strong performance exhibited by the Company this past year."


Bob Goad, Diamond's Chief Executive Officer, said "We will sorely miss Gary. However, we are delighted that he has readily agreed to remain available to Diamond and to help us with the Company's continued development."

ENDS




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Notes for Editors


Diamond operates a telecommunications and cable television business focused on the East Midlands area of England. The Company is currently constructing a broadband fibre optic network to serve its 15 contiguous franchise areas comprising approximately 1.2 million homes and an estimated 60,600 businesses. As of 30 September 1996, the Company's cable television and telecommunications network had passed by civils construction approximately 420,300 homes and an estimated 21,700 businesses of which portions of the network passing approximately 306,800 homes and an estimated 16,100 businesses has been activated. As of that date, the Company had marketed approximately 217,000 homes and had approximately 89,900 residential telephone lines, 50,100 cable television subscribers and 17,200 business telephone lines.


Enquiries: Korine Upton on (0115) 912 2536

                              End of Press Release